__________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
May 20, 2014 (May 14, 2014)

HOLLYFRONTIER CORPORATION (Exact name of registrant as specified in its charter)
Delaware	001-03876	75-1056913
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2828 N. Harwood, Suite 1300, Dallas, Texas 75201
(Address of Principal Executive Offices)

(214) 871-3555
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))
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95277916.4

Item 5.07     Submission of Matters to a Vote of Security Holders.

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of HollyFrontier Corporation

(the “Company”) was held on May 14, 2014. A total of 171,795,026 shares of the Company’s common stock were present in person or by proxy at the Annual Meeting, representing approximately 86.33% of the Company’s shares outstanding as of the March 17, 2014 record date. The matters submitted for a vote and the related results are set forth below. A more detailed description of each proposal is set forth in the Company’s Definitive Proxy Statement for the Annual Meeting filed with the Securities and Exchange Commission on March 27, 2014.
Proposal 1: Election of Directors. The stockholders elected all nine director nominees to serve until the Company’s next annual meeting.

Nominee	For	Against	Abstain	Broker Non-Vote
Douglas Y. Bech	139,224,196	2,804,859	150,347	29,615,624
Leldon E. Echols	140,639,260	1,384,944	155,198	29,615,624
R. Kevin Hardage	141,425,846	601,281	152,275	29,615,624
Michael C. Jennings	136,766,867	4,392,267	1,020,268	29,615,624
Robert J. Kostelnik	141,455,922	573,025	150,455	29,615,624
James H. Lee	139,428,436	2,600,159	150,807	29,615,624
Franklin Myers	139,758,630	2,273,784	146,988	29,615,624
Michael E. Rose	140,877,544	1,148,626	153,232	29,615,624
Tommy A. Valenta	140,759,623	1,262,644	157,135	29,615,624
Proposal 2: Advisory Vote on the Compensation of the Company’s Named Executive Officers. The stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers.

For	Against	Abstain	Broker Non-Vote
135,426,170	5,706,583	1,046,649	29,615,624
Proposal 3: Ratification of the Appointment of Ernst & Young LLP. The stockholders ratified the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for the 2014 fiscal year.

For	Against	Abstain
168,998,227	2,508,152	288,647

Proposal 4: Stockholder Proposal – Greenhouse Gas Emissions. The stockholders did not approve a stockholder proposal on greenhouse gas emissions.

For	Against	Abstain	Broker Non-Vote
27,012,156	92,006,436	23,160,810	29,615,624

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLYFRONTIER CORPORATION

By:	/s/ Douglas S. Aron
Name:	Douglas S. Aron
Title:	Executive Vice President and Chief Financial Officer

Date:    May 20, 2014